Exhibit 99.1

Baylake Corp. Announces Fourth Quarter, Full Year 2015 Financial Results

STURGEON BAY, WI., January 28, 2016--Baylake Corp. (the “Company”), (NASDAQ:BYLK) today reported net income of $1.1 million, or $0.12 per diluted share, for the quarter ended December 31, 2015, compared with $2.2 million, or $0.24 per diluted share, for the same quarter of 2014.  Net income was $8.0 million, or $0.85 per diluted share, for the year ended December 31, 2015 compared with $8.9 million or $0.97 per diluted share, for the prior year.  The Company is the holding company for Baylake Bank (the "Bank"), which provides full service banking and financial services from 23 locations in northeast Wisconsin.

FOURTH QUARTER HIGHLIGHTS

•

Acquisition of NEW Bancshares and Union State Bank completed.  On December 4, 2015, the Company completed its acquisition of NEW Bancshares, Inc. (“NEW”) and NEW’s wholly-owned subsidiary, Union State Bank.  As part of the transaction, the Company acquired loans of approximately $46.6 million, investment securities of $24.4 million, and deposits of $68.5 million.

•

Previously announced merger.  On September 8, 2015, the Company announced the signing of a definitive merger agreement with Nicolet Bankshares, Inc. (“Nicolet”), (OTCQB: NCBS) under which the Company will merge with and into Nicolet to create the largest publicly-traded Wisconsin community bank headquartered north of Milwaukee.  Based on December 31, 2015 financial results, the combined company would have total assets of approximately $2.3 billion, deposits of approximately $1.9 billion and loans of approximately $1.6 billion.   The merger transaction is expected to close in the second quarter of 2016 and is subject to customary closing conditions, including approval by shareholders of each company and regulatory approvals.

•

Net income. Net income was $1.1 million for the fourth quarter ended December 31, 2015, which reflected $1.2 million of employee severance costs, broker fees, legal, accounting and other transaction costs related to the acquisition of NEW and the pending merger with Nicolet, as well as $0.3 million of other one-time expenses related to fixed asset write-downs, partially offset by a $0.1 million insurance reimbursement for a $0.2 million unauthorized wire loss incurred in the third quarter of 2015.  In addition, due to the non-deductibility or partial deductibility of several merger-related expenses, income tax expense was $0.3 million higher in the fourth quarter of 2015 thus further reducing net income compared to the same quarter of 2014.

•

Net interest income increase.  Net interest income increased for the fourth quarter and full year of 2015 compared to the same periods in 2014.  Net interest income increased from $8.2 million in the fourth quarter of 2014 to $8.5 million for the same period in 2015.  Net interest income increased from $31.4 million for the year ended December 31, 2014 to $32.6 million for the year ended December 31, 2015.

•

Strong loan growth. Gross loans increased 9% on a year-over-year basis including $46.6 million of additional loan balances acquired in the NEW acquisition.  Excluding the NEW loans, organic loan growth was 2.5%.

•

Asset quality improved. Non-performing assets declined $3.5 million, or 37%, year-over-year to $5.9 million at December 31, 2015 compared to $9.4 million at December 31, 2014.  Non-accrual loans declined $2.9 million, or 57%, year-over-year to $2.2 million at December 31, 2015 compared to $5.1 million at December 31, 2014.

•

Solid Capital.  Capital ratios continue to exceed regulatory standards for well capitalized institutions.  The Bank’s strong capital position is evidenced by a Tier 1 leverage ratio of 11.56%, total risk based capital ratio of 15.11%, and a Tier 1 risk-based capital ratio of 14.39% at December 31, 2015.  As of the same date, the shareholder equity-to-assets ratio was 10.45%, compared to 10.33% at December 31, 2014.

“Excluding the merger related costs and one-time expenses incurred during the fourth quarter of 2015, our core results were consistent with our expectations for the quarter,” commented Robert J. Cera, President and CEO. “With the successful completion of the NEW acquisition in December 2015, we are turning our focus to the pending merger with Nicolet while continuing to be firmly committed to meeting our customers’ financial needs and developing stronger and new relationships in the markets we serve.”

Income Statement Summary

The Company’s financial performance resulted in a return on average assets (“ROAA”) of 0.44% and 0.80% for the three and twelve months ended December 31, 2015, respectively.  The return on average equity (“ROAE”) was 4.0% and 7.3% respectively for the same periods.  Results for both periods were negatively impacted by merger-related expenses as well as fixed asset write-downs.  Total interest income for the fourth quarter of 2015 was $9.2 million, increased from $8.9 million for the fourth quarter of 2014 and from the $8.6 million for the three months ended September 30, 2015.  Total interest expense declined to $0.6 million for the fourth quarter of 2015, compared to $0.7 million for the fourth quarter of 2014 and was consistent with the $0.6 million for the quarter ended September 30, 2015.  Net interest income before the loan loss provision increased to $8.5 million for the fourth quarter of 2015, compared to $8.2 million for the fourth quarter of 2014 and $8.0 million for the quarter ended September 30, 2015.

The net interest margin for the fourth quarter of 2015 was 3.69%, compared with 3.74% for the fourth quarter of 2014 and 3.52% for the third quarter of 2015.  The increase in net interest margin during the fourth quarter of 2015 compared to the third quarter of 2015 was primarily due to non-recurring prepayment penalties received on loans in the fourth quarter.  The Company’s total cost of interest bearing liabilities was 0.35% for the quarter ended December 31, 2015, compared to 0.36% for the same period of 2014 and was consistent with 0.35% for the third quarter of 2015.  For the three and twelve months ended December 31, 2015, the average loan-to-deposit ratio was 87.3% and 88.5%, respectively, compared to 87.5% and 86.3%, respectively, for the three and twelve months ended December 31, 2014, reflecting the Company’s continuing focus on balance sheet efficiency.

There was no loan loss provision recorded in the fourth quarter of either 2015 or 2014, reflective of continued improved loan portfolio quality.

Total non-interest income for the fourth quarter of 2015 was $2.5 million; down from $2.6 million from the fourth quarter of 2014 primarily due to a decrease of $0.1 million in gains from the sale of securities.

Non-interest expense was $9.1 million for the fourth quarter of 2015, compared to $8.1 million for the fourth quarter of 2014 reflecting $1.2 million of expenses incurred related to the acquisition of NEW and the pending merger with Nicolet, including employee severance costs, broker fees, legal, accounting and other transaction costs.  Salaries and employee benefits expense of $5.3 million for the fourth quarter of 2015 was $0.8 million higher than the $4.5 million reported in the similar period last year.  Included in the increase was $0.4 million of costs related to the departure of a senior executive of the Company in anticipation of the pending merger with Nicolet and a $0.2 million increase in expense related to the Company’s performance-based incentive program.  Increased staffing levels from a year ago accounted for a majority of the remaining increase. Other outside services increased $0.6 million during the fourth quarter of 2015 compared to the same period of 2014 primarily due to $0.3 million of broker fees related to the NEW acquisition and $0.2 million of other merger-related expenses.  Other operating expense increased $0.2 million during the fourth quarter of 2015 compared to the fourth quarter of 2014 primarily due to $0.3 million of other one-time non-interest expenses related to fixed asset write-downs, partially offset by a $0.1 million insurance reimbursement for a $0.2 million unauthorized wire loss incurred in the third quarter of 2015. Expenses for 2014 included a one-time after-tax expense of $0.7 million related to the United Financial Services reorganization and related professional fees that occurred in the fourth quarter of 2014.

Balance Sheet Summary

At December 31, 2015, total assets were $1.1 billion compared with $1.0 billion at both December 31, 2014 and September 30, 2015.  Compared to December 31, 2014, investment securities decreased from $208.5 million, or 20.4% of total assets, to $198.1 million at December 31, 2015, or 18.1% of total assets.  During the fourth quarter of 2015, $24.4 million of securities were acquired in the NEW acquisition which was more than offset by proceeds received from the sales, paydowns, and maturities of investment securities which proceeds were used primarily to fund loan growth and reduce borrowings.  Borrowings declined to $89.7 million at December 31, 2015 from $125.3 million at December 31, 2014.  Over the same time period, total deposits increased to $866.2 million at December 31, 2015, compared to $765.5 million at December 31, 2014 including $68.5 million of deposit balances acquired in the NEW acquisition.

Total gross loans increased $64.0 million, or 9.4%, to $743.4 million at December 31, 2015 from $679.4 million at December 31, 2014.  Included in the increase were $46.6 million of loan balances acquired in the NEW acquisition.  Excluding the acquired loans, loan growth totaled $17.2 million, or 2.5%.  At December 31, 2015, total loans comprised 68.0% of total assets compared with 66.5% at December 31, 2014.

Capital ratios continue to exceed regulatory standards for well capitalized institutions.  The Bank’s strong capital position is evidenced by a Tier 1 leverage ratio of 11.56%, total risk based capital ratio of 15.11%, and a Tier 1 risk-based capital ratio of 14.39% at December 31, 2015.  As of the same date, the shareholder equity-to-assets ratio was 10.45%, compared to 10.33% at December 31, 2014.

The ROA, ROAE and other performance metrics at December 31, 2015, include 285,905 shares of common equity issued in the acquisition of NEW. The Company’s shareholders’ equity of $114.3 million at December 31, 2015 includes the full stock impact of conversion of the total $9.5 million of convertible debentures issued in 2009 and 2010.  Cera commented, “We are pleased to highlight that book value per share increased year-over-year to $11.89 per share at December 31, 2015 compared to $11.65 per share at prior year end, despite issuance of additional shares relating to the NEW acquisition.  We continue to strive to provide superior value for both our shareholders and customers alike.”

Asset Quality Summary

Asset quality improved at December 31, 2015 compared to December 31, 2014.  Total non-performing assets, which includes both non-performing loans and other real estate owned, declined to $5.9 million at December 31, 2015 from $9.4 million at December 31, 2014.  The ratio of non-performing assets to total assets was 0.54% at December 31, 2015 compared to 0.92% at December 31, 2014.

Non-performing loans were $2.2 million at December 31, 2015, decreased from $5.1 million at December 31, 2014.  The ratio of non-performing loans to total loans decreased to 0.3% at December 31, 2015 from 0.8% at December 31, 2014.  The Company’s allowance for loan losses to non-performing loans ratio increased to 267.3% at December 31, 2015, compared to 136.8% at December 31, 2014, however, the allowance for loan losses to total loans ratio declined to 0.79% at December 31, 2015, compared to 1.04% at the end of 2014.  Loans acquired in the NEW acquisition were recorded at fair value.  There was no subsequent credit deterioration related to these loans and therefore no allowance was allocated to these loans at December 31, 2015.

Other

The Company paid a cash dividend of $0.09 per share during the fourth quarter of 2015, consistent with the third quarter of 2015 and increased from $0.08 per share paid in the second quarter of 2015.

As previously disclosed, the Company announced on September 8, 2015 that it had entered into a stock-based merger agreement with Nicolet.  Nicolet is the bank holding company of Nicolet National Bank (“Nicolet Bank”), a growing, full-service, community bank providing services ranging from commercial and consumer banking to wealth management and retirement plan services.  Founded in Green Bay in 2000, Nicolet Bank operates branches in Northeast and Central Wisconsin and the upper peninsula of Michigan.  More information can be found at www.nicoletbank.com.  Based on December 31, 2015 financial results, the combined company would have total assets of approximately $2.3 billion, deposits of $1.9 billion and loans of $1.6 billion.   The merger transaction is expected to close in the second quarter of 2016 and is subject to customary closing conditions, including approval by shareholders of each company and regulatory approvals.

Baylake Corp., headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank. Through Baylake Bank, Baylake Corp. provides a variety of banking and financial services from 20 financial centers located throughout Northeast Wisconsin, in Brown, Door, Kewaunee, and Outagamie Counties.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release contains both financial measures based on accounting principles generally accepted in the United States (GAAP) and non-GAAP based financial measures, which are used where management believes it to be helpful in understanding the Company's results of operations or financial position and in comparing the Company's results of operations and financial position over different periods.  Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release.  These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Important Information for Investors

This communication discusses the proposed merger transaction involving the Company and Nicolet.  In connection with the propose merger, the Company and Nicolet have filed a preliminary joint proxy statement/prospectus on Form S-4 and other relevant documents concerning the merger with the Securities and Exchange Commission (the “SEC”).  BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT /PROSPECTUS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE JOINT PROXY STATEMENT/PROSPECTUS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, NICOLET AND THE PROPOSED MERGER.

The Company, Nicolet and certain of their directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of Nicolet and the shareholders of the Company in connection with the proposed merger.  Information about the directors and executive officers of the Company and Nicolet will be included in the joint proxy statement/prospectus for the proposed transactions filed with the SEC.  Information about the directors and executive officers of the Company is also included in the proxy statement for its 2015 annual meeting of shareholders, which was filed with the SEC on April 24, 2015.  Information about the directors and executive officers of Nicolet is also included in its annual report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on March 9, 2015.  Additional information regarding the interests of such participants and other persons who may be deemed participants in the transaction will be included in the joint proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

Forward-Looking Statements

Forward Looking Statements “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which Congress passed in an effort to encourage companies to provide information about their anticipated future financial performance.  This act protects a company from unwarranted litigation if actual results are different from management expectations.  This report reflects the current views and estimates of future economic circumstances, industry conditions, company performance, and financial results of the management of Baylake and Nicolet.  These forward-looking statements are subject to a number of factors and uncertainties which could cause Baylake’s, Nicolet’s or the combined company’s actual results and experience to differ from the anticipated results and expectations expressed in such forward-looking statements, and such differences may be material.  Forward-looking statements speak only as of the date they are made and neither Baylake nor Nicolet assumes any duty to update forward-looking statements. There are a number of factors that could cause our actual results to differ materially from those projected in such forward-looking statements.

In addition to factors previously disclosed in Baylake’s and Nicolet’s reports filed with the SEC and those identified elsewhere in this report, these forward-looking statements include, but are not limited to, statements about (i) the expected benefits of the transaction between Baylake and Nicolet and between Baylake Bank and Nicolet National Bank, including future financial and operating results, cost savings, enhanced revenues and the expected market position of the combined company that may be realized from the transaction, and (ii) Baylake’s and Nicolet’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts.  Other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects” or words of similar meaning generally are intended to identify forward-looking statements.  These statements are based upon the current beliefs and expectations of Baylake’s and Nicolet’s management and are inherently subject to significant business, economic and competitive risks and uncertainties, many of which are beyond their respective control.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.  Actual results may differ from those indicated or implied in the forward-looking statements and such differences may be material.

The following risks, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of Baylake and Nicolet may not integrate successfully or the integration may be more difficult, time-consuming or costly than expected; (2) the expected growth opportunities and cost savings from the transaction may not be fully realized or may take longer to realize than expected; (3) revenues following the transaction may be lower than expected as a result of losses of customers or other reasons, including issues arising in connection with integration of the two banks; (4) deposit attrition, operating costs, customer loss and business disruption following the transaction, including difficulties in maintaining relationships with employees, may be greater than expected; (5) governmental approvals of the transaction may not be obtained on the proposed terms or expected timeframe; (6) the terms of the proposed transaction may need to be modified to satisfy such approvals or conditions; (7) Baylake’s  shareholders or Nicolet’s shareholders may fail to approve the transaction; (8) reputational risks and the reaction of the companies’ customers to the transaction; (9) diversion of management time on merger related issues; (10) changes in asset quality and credit risk; (11) the cost and availability of capital; (12) customer acceptance of the combined company’s products and services; (13) customer borrowing, repayment, investment and deposit practices; (14) the introduction, withdrawal, success and timing of business initiatives; (15) the impact, extent, and timing of technological changes; (16) severe catastrophic events in Baylake’s or Nicolet’s geographic area; (17) a weakening of the economies in which the combined company will conduct operations may adversely affect its operating results; (18) the U.S. legal and regulatory framework, including those associated with the Dodd Frank Wall Street Reform and Consumer Protection Act, could adversely affect the operating results of the combined company; (19) the interest rate environment may compress margins and adversely affect net interest income; and (20) competition from other financial services companies in the companies’ markets could adversely affect operations.  Additional factors that could cause Baylake’s results to differ materially from those described in the forward-looking statements can be found in Baylake’s reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s website (www.sec.gov).  Additional factors that could cause Nicolet’s results to differ materially from those described in the forward-looking statements can be found in Nicolet’s reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s website (www.sec.gov).  All subsequent written and oral forward-looking statements concerning Baylake, Nicolet or the proposed merger or other matters and attributable to Baylake, Nicolet or any person acting on either of their behalf are expressly qualified in their entirety by the cautionary statements above.

Baylake and Nicolet do not undertake any obligation to update any forward-looking statement, whether written or oral, to reflect circumstances or events that occur after the date the forward-looking statements are made.

Baylake Corp. and Subsidiaries

Summary Financial Data

The following tables set forth selected consolidated financial and other data for Baylake Corp. at the dates and for the periods indicated.  The selected consolidated financial and other data at December 31, 2015 has not been audited, but in the opinion of management of Baylake Corp. reflects all necessary adjustments for a fair presentation of results as of the dates and for the periods covered.

Selected Financial Condition Data (at end of period) December 31, 2015 numbers are UNAUDITED	December 31, 2015	December 31, 2014
	(dollars in thousands except per share data)
	(Unaudited)
Total assets	$ 1,093,917	$ 1,021,623
Investment securities (1)	198,095	208,524
Total gross loans	743,381	679,357
Total deposits	866,195	765,542
Borrowings (2)	89,722	125,324
Subordinated debentures	16,100	16,100
Convertible debentures	-	1,650

Stockholders’ equity	114,349	105,504
Non-performing loans (3)	2,218	5,155
Non-performing assets (3)	5,928	9,421
Restructured loans, accruing	8,357	8,656

Shares outstanding	9,620,348	9,054,821
Book value per share	$ 11.89	$ 11.65
Tangible book value per share	$ 10.94	$ 10.84

	As of and for the Three Months Ended		As of and for the Year Ended
	December 31,		December 31,
	(dollars in thousands, except per share data)		(dollars in thousands, except per share data)
Selected Operations Data	2015	2014	2015	2014
	(Unaudited)		(Unaudited)

Total interest income	$ 9,171	$ 8,895	$ 35,275	$ 34,743
Total interest expense	641	659	2,635	3,313
Net interest income before provision for loan losses	8,530	8,236	32,640	31,430
Provision for loan losses	-	-	200	-
Net interest income after provision for loan losses	8,530	8,236	32,440	31,430

Total non-interest income	2,465	2,556	9,696	9,067
Total non-interest expense	9,141	8,052	30,410	28,322

Income before income taxes	1,854	2,740	11,726	12,175
Income tax expense	717	498	3,709	3,252
Net income	$ 1,137	$ 2,242	$ 8,017	$ 8,923

	As of and for the Three Months Ended		As of and for the Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Selected Operations Data
Per Share Data: (4)
Net income per share (basic)	$ 0.12	$ 0.25	$ 0.86	$ 1.07
Net income per share (diluted)	$ 0.12	$ 0.24	$ 0.85	$ 0.97
Cash dividends per common share	$ 0.09	$ 0.08	$ 0.34	$ 0.30
Book value per share	$ 11.89	$ 11.65	$ 11.89	$ 11.65

Performance Ratios: (5)
Return on average total assets	0.44%	0.90%	0.80%	0.91%
Return on average total shareholders’ equity	4.03%	8.46%	7.34%	8.99%
Net interest margin (6)	3.69%	3.74%	3.66%	3.63%
Net interest spread (6)	3.61%	3.67%	3.58%	3.55%
Efficiency ratio (9)	81.90%	68.19%	70.57%	67.30%
Non-interest income to average assets	0.95%	1.03%	0.97%	0.93%
Non-interest expense to average assets	3.52%	3.24%	3.03%	2.89%
Net overhead ratio (7)	2.57%	2.21%	2.06%	1.96%
Average loan-to-average deposit ratio	87.31%	87.53%	88.51%	86.29%
Average interest-earning assets to average interest-bearing liabilities	130.62%	125.69%	127.52%	121.98%

Asset Quality Ratios: (3)(5)
Non-performing loans to total loans	0.30%	0.76%	0.30%	0.76%
Allowance for loan losses to:
Total loans	0.79%	1.04%	0.79%	1.04%
Non-performing loans	267.27%	136.78%	267.27%	136.78%
Net charge-offs to average loans (annualized)	0.33%	0.20%	0.19%	0.10%
Non-performing assets to total assets	0.54%	0.92%	0.54%	0.92%

Capital Ratios: (5)(8)
Stockholders’ equity to assets	10.45%	10.33%	10.45%	10.33%
Tier 1 common equity (10)	12.59%	n/a	12.59%	n/a
Tier 1 risk-based capital	14.39%	14.96%	14.39%	14.96%
Total risk-based capital	15.11%	16.14%	15.11%	16.14%
Tier 1 leverage ratio	11.56%	11.26%	11.56%	11.26%

Other:
Number of bank subsidiaries	1	1	1	1
Number of banking facilities	23	21	23	21
Number of full-time equivalent employees	244	243	244	243

	As of and for the Three Months Ended		As of and for the Year Ended
	December 31,		December 31,
	(dollars in thousands)		(dollars in thousands)
	2015	2014	2015	2014
Efficiency Ratio: GAAP to Non-GAAP reconciliation: (9)	(Unaudited)		(Unaudited)

Non-interest Expense	$ 9,141	$ 8,052	$ 30,410	$ 28,322
Less: Payment under UFS tax strategy make-whole agreement	-	661	163	661
Non-interest Expense (non-GAAP)	$ 9,141	$ 7,391	$ 30,247	$ 27,661

Net Interest Income	$ 8,530	$ 8,236	$ 32,640	$ 31,430
Plus: Tax equivalent adjustment relating to tax exempt loans and investment securities	246	260	1,001	1,052
Non-interest Income (non-GAAP)	$ 8,776	$ 8,496	$ 33,641	$ 32,482

Non-interest Income	$ 2,465	$ 2,556	$ 9,696	$ 9,067
Less: net gains on sale of investments	81	214	465	446
Less: net gains on disposal of fixed assets	(1)	-	11	1
Non-interest Income (non-GAAP)	$ 2,385	$ 2,342	$ 9,220	$ 8,620

Efficiency Ratio	83.14%	74.61%	71.83%	69.94%
Efficiency Ratio (non-GAAP) – tax equivalent	81.90%	68.19%	70.57%	67.30%

(1)

Includes securities classified as available for sale.

(2)

Consists of Federal Home Loan Bank advances, federal funds purchased, and collateralized borrowings.

(3)

Non-performing loans consist of non-accrual loans and guaranteed loans 90 days or more past due but still accruing interest.  Non-performing assets consist of non-performing loans and other real estate owned.

(4)

Earnings per share are based on the weighted average number of shares outstanding for the period.  Diluted earnings per share is based on the dilutive effect of shares that would be issued if outstanding stock options were exercised, stock awards were fully vested and promissory notes were converted in addition to the weighted average number of shares outstanding for the period.

(5)

With the exception of end of period ratios, all ratios are based on average daily balances and are annualized where appropriate.

(6)

Net interest margin represents net interest income as a percentage of average interest-earning assets.  Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(7)

Net overhead ratio represents the difference between non-interest expense and non-interest income, divided by average assets.

(8)

The capital ratios are presented on a consolidated basis.

(9)

Efficiency ratio is calculated as follows: non-interest expense less significant, non-recurring expenses divided by the sum of tax-equivalent net interest income plus non-interest income, excluding net investment security gains, net gains on sale of fixed assets and land held for sale and significant, non-recurring income items.  This efficiency ratio is presented on a tax-equivalent basis, which adjusts net interest income for the tax-favored status of certain loans and investment securities.  Management believes this measure to be the preferred industry measurement of net interest income as it enhances the comparability of such income arising from both taxable and non-taxable sources.  However, as calculated, this efficiency ratio is not considered to be in accordance with Generally Accepted Accounting Principles (“GAAP”) and as such, a reconciliation of GAAP to non-GAAP is presented as well.

(10)

Calculated under Basel lll regulations that became effective January 1, 2015.